| New Recurring revenue reporting categories As of December 10, 2020 EXHIBIT 99.2

| New Recurring revenue reporting categories • Beginning with the second quarter of fiscal year 2021, Broadridge will change its product line reporting for Recurring revenue categories from the current format as disclosed in its Annual Report on Form 10-K for the fiscal year ended June 30, 2020 in Note 3 “Revenue Recognition” to the Consolidated Financial Statements. This change and reporting is more aligned with the Company’s growth strategy and how Broadridge manages its business. • On the following slides, you will find reconciliations of the new Recurring revenue categories to the historical reporting categories for the last four fiscal years and the last five fiscal quarters.

| Recurring revenue reporting categories: FY17 – FY20 Historical Reporting View RECURRING REVENUE REPORTING CATEGORIES GROWTH FY17 FY18 FY19 FY20 3YR CAGR Equities and other $ 729.8 $ 803.6 $ 831.7 $ 996.2 11% Fixed income $ 139.3 $ 154.3 $ 164.6 $ 178.0 9% Total GTO Recurring fee revenues $ 869.1 $ 957.9 $ 996.3 $ 1,174.2 11% Equity proxy $ 382.0 $ 406.8 $ 437.0 $ 473.3 7% Mutual fund and ETF interims $ 198.2 $ 221.4 $ 265.9 $ 284.6 13% Customer communications and fulfillment $ 763.5 $ 760.1 $ 736.4 $ 735.4 -1% Other ICS $ 239.7 $ 265.4 $ 324.8 $ 368.7 15% Total ICS Recurring fee revenues $ 1,583.4 $ 1,653.7 $ 1,764.0 $ 1,862.0 6% New Reporting View RECURRING REVENUE REPORTING CATEGORIES GROWTH FY17 FY18 FY19 FY20 3YR CAGR Capital markets $ 516.9 $ 569.3 $ 590.6 $ 650.2 8% Wealth and investment management $ 352.2 $ 388.6 $ 405.7 $ 524.0 14% Total GTO Recurring fee revenues $ 869.1 $ 957.9 $ 996.3 $ 1,174.2 11% Regulatory $ 624.1 $ 673.3 $ 750.4 $ 792.5 8% Data-driven fund solutions $ 244.1 $ 268.8 $ 303.9 $ 339.4 12% Issuer $ 104.4 $ 117.6 $ 137.1 $ 156.7 14% Customer communications $ 610.8 $ 594.0 $ 572.6 $ 573.4 -2% Total ICS Recurring fee revenues $ 1,583.4 $ 1,653.7 $ 1,764.0 $ 1,862.0 6%

Recurring revenue reporting categories: FY20 by quarter, and Q1 FY21

Historical Reporting View

RECURRING REVENUE REPORTING CATEGORIES	Q1'FY20	Q2'FY20	Q3'FY20	Q4'FY20	FY20	Q1'FY21
Equities and other	$ 230.9	$ 237.2	$ 259.4	$ 268.8	$ 996.2	$ 252.4
Fixed income	$ 43.1	$ 43.7	$ 46.1	$ 45.1	$ 178.0	$ 43.6
Total GTO Recurring fee revenues	**$ 273.9**	**$ 280.9**	**$ 305.5**	**$ 313.9**	**$ 1,174.2**	**$ 296.0**
Equity proxy	$ 29.8	$ 42.2	$ 136.4	$ 264.9	$ 473.3	$ 40.1
Mutual fund and ETF interims	$ 65.3	$ 65.1	$ 87.2	$ 66.9	$ 284.6	$ 73.6
Customer communications and fulfillment	$ 170.9	$ 176.6	$ 208.0	$ 179.9	$ 735.4	$ 173.5
Other ICS	$ 83.2	$ 83.5	$ 97.4	$ 104.6	$ 368.7	$ 88.0
Total ICS Recurring fee revenues	**$ 349.2**	**$ 367.5**	**$ 529.0**	**$ 616.3**	**$ 1,862.0**	**$ 375.2**

New Reporting View

RECURRING REVENUE REPORTING CATEGORIES	Q1'FY20	Q2'FY20	Q3'FY20	Q4'FY20	FY20	Q1'21
Capital markets	$ 148.1	$ 162.1	$ 169.2	$ 170.7	$ 650.2	$ 164.6
Wealth and investment management	$ 125.8	$ 118.8	$ 136.2	$ 143.2	$ 524.0	$ 131.5
Total GTO Recurring fee revenues	**$ 273.9**	**$ 280.9**	**$ 305.5**	**$ 313.9**	**$ 1,174.2**	**$ 296.0**
Regulatory	$ 120.3	$ 130.4	$ 241.5	$ 300.3	$ 792.5	$ 136.4
Data-driven fund solutions	$ 78.6	$ 81.8	$ 88.9	$ 90.1	$ 339.4	$ 82.2
Issuer	$ 15.2	$ 18.3	$ 34.6	$ 88.6	$ 156.7	$ 17.8
Customer communications	$ 135.1	$ 137.1	$ 164.0	$ 137.3	$ 573.4	$ 138.8
Total ICS Recurring fee revenues	**$ 349.2**	**$ 367.5**	**$ 529.0**	**$ 616.3**	**$ 1,862.0**	**$ 375.2**

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